EXHIBIT 99

Tel-Instrument Electronics Corp Welcomes New Board Member

    CARLSTADT, N.J.--(BUSINESS WIRE)--June 3, 2004--Tel-Instrument Electronics Corp (Amex: TIK) today announced the appointment of Robert
A. Rice to its Board of Directors until the next annual meeting of shareholders. Mr. Rice, a shareholder for over 15 years, owns 76,000 shares of the Company's stock.
    Mr. Rice joins the Company with many years of experience in both private industry and in securities industry, including high level positions at these firms. His experience in strategic business planning and investments will be of great value to the Company. Mr. Rice is currently the President and Owner of a small New England based manufacturing company. He is a graduate of the University of Maine with a B.S. in Business Administration.
    "As a shareholder representative, I have an obvious interest in the success of the Company," said Mr. Rice. "I am excited about the direction that Tel-Instrument is taking and look forward to a long and successful relationship with the Company."
    "I am pleased to welcome Mr. Rice to our Company's Board. I know that he will be an active participant who will bring both business and shareholder perspectives to the board and management, and help shape the future of Tel-Instrument," said Mr. Harold K. Fletcher, CEO.

    Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

    Newly acquired Innerspace Technology, Inc.
(www.innerspacetechnology.com), a division of the Company, designs, manufactures and distributes a variety of shipboard and underwater instruments to support hydrographers, oceanographers, researchers, engineers, geophysicists, and surveyors worldwide.

    CONTACT: Tel-Instrument Electronics Corp.
             Joseph P. Macaluso, 201-933-1600